Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ, Inc.—Chairman and CEO

Ware Grove CBIZ, Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Vincent Colicchio Noble Financial Group—Analyst

Josh Vogel Sidoti & Company—Analyst

Eugene Fox Cardinal Capital Management—Analyst

PRESENTATION.

Operator

Welcome to the CBIZ second quarter and first half 2012 results call. The conference has now begun. The host for today’s call will be Steven Gerard, Chairman and CEO of CBIZ. All participants are muted and there will be a question-and-answer session at the end of this call.

At this time, I would like to turn the call over to Steven Gerard. Thank you.

Steven Gerard —CBIZ, Inc.—Chairman and CEO

Thank you, JoAnne, and good morning, everyone. Thank you for calling into CBIZ’s second quarter and first half conference call. Before I begin my comments, I would like to remind you of a few things.

As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in. However I ask that if you have questions you hold them for after the call and we will be happy to address them at that time. The call is also being webcast and you can access the call over our website.

You should have all received a copy of the press release we issued this morning. If you did not access it on our website, you can call our corporate office for a copy.

Finally, please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements.

Additional information concerning the factors that would cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.

Joining me on the call this morning is Ware Grove, our Chief Financial Officer. Prior to the opening this morning, we were pleased to release our second-quarter and six-month financials. As you will note, our revenue in the second quarter for both our core Financial Services and employee service groups are up quarter over quarter and they are up for the six months compared to the prior year of last year.

We continue to witness, as we had indicated, some softness in our MMP business and we will talk about that in a minute. We also continue to invest in our business which caused a degree of lumpiness in our expenses, and we will highlight that for you in a minute also.

And so, I would like to turn it over to Ware to give you the detail and then I’ll come back and give you some overall analysis of the market we are seeing and where we are in some of our other initiatives.

Ware Grove —CBIZ, Inc.—CFO

Thank you, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to run through the highlights of the numbers we released this morning for the second quarter and for the six months ended June 30, 2012. We are very pleased to report that total revenue for the second quarter increased by 2.8% or by $5.1 million and for the six months ended June 30, 2012, total revenue increased by 4.0% or by $15.9 million.

Within our core Financial Services and Employee Services groups, on a combined basis, total revenue grew by 5.1% in the second quarter and grew by 6.7% for the first six months. As Steve commented, as we expected, we continues to face challenges achieving revenue growth within our MMP, or Medical Management Professionals Group, due to continued pressures on reimbursement rates combined with the competitive pricing environment. Revenue within this group declined by 3.5% in the second quarter and declined by 4.8% in the six months.

Now, same-unit revenue in total declined by 1% in the second quarter with acquisitions contributing $6.9 million, or 3.8% to revenue growth. For the six months, same-unit revenue was flat compared with the year ago. As I commented, revenue declines within our Medical Management Professionals Group negatively impacted our total organic growth.

Within our National Practices segment it should also be noted that in the first half of last year, 2011, we recorded several transactions within our mergers and acquisitions advisory business, and these have not recurred yet this year. This negatively impacted same-unit revenue by approximately $786,000 in the second quarter and by approximately $1.5 million for the six months ended June 30, 2012, compared with the prior year.

Same-unit revenue within our Financial Services group was up by 1.3% in the second quarter and was up by 2.5% for the six months compared with a year ago. Within this group, we have gained efficiencies in completing engagements with fewer resources and as has been the trend in recent years, the volume of hours billed to clients within our core accounting business units remained somewhat soft. But as the result of the efficiencies we have gained, the effective rate that we realized per hour has increased nearly 2% compared with the prior year. So we are recording an increase in revenue and organic revenue.

Now, beyond our core accounting business units within this group, our other national business units continue to perform very well and they are achieving very nice growth both in the quarter and year-to-date. We have also made some longer term investments in staffing within the Financial Services group this year and as we have made a number of hires designed to increase our service capabilities with a particular focus towards the forensic accounting and the state and local tax planning service areas.

Also within Financial Services, we are developing a network of business development managers throughout the country and their primary function is to generate new business. We believe these initiatives will enhance our long-term growth prospects. But in the early stages as they are, these investments have negatively impacted our second-quarter and year-to-date margins within this group. Combined, these initiatives within Financial Services have impacted our pretax contribution within this group by approximately $430,000 in the second quarter and by approximately $800,000 for the six-month period.

Same-unit revenue within our Employee Services group declined by 2.3% in the second quarter and, for the six months, it has declined by 0.7% or is essentially flat compared with a year ago. That is due to continued softness in the group health benefits area and softness in the life insurance area, which is primarily due to uncertainties and possible tax code changes related to gift estate planning for higher net worth individuals.

Now we are continuing to see strong results within our property and casualty lines of business, as well as strong results within our HR consulting and recruiting business this year within our Employee Services segment. And when you look at it on a combined basis, the core Financial and Employee Services groups have grown organically by 1.6% in the first half of this year compared with the prior year.

As we commented earlier, we expected challenges toward achieving revenue growth within the Medical Management Professionals business segment throughout this year. To date, the volume of procedures process has grown by a little over 2%. But lower reimbursement rates for the specialties we serve, with an emphasis on radiology combined with competitive pricing pressures, has resulted in lower revenue for this group. Same-unit revenue within this group declined by $3.4 million, or by 4.8% in the first half of 2012 compared with the prior year, and has declined by $1.3 million, or 3.5% in the second quarter compared with a year ago.

When you eliminate the impact of the deferred comp plan asset gains or losses, the operating margin for the second quarter was 11.2% compared with 12.6% a year ago. And for the six months, operating margin was 15.8% compared with 16.5% a year ago. As I noted in my earlier comments, margin has been impacted by several items this year. In addition to the investments within our Financial Services group that I outlined previously, the pretax income contribution of Medical Management Professionals in the second quarter was approximately $580,000 lower than a year ago and year-to-date is about $1.2 million lower than a year ago. The impact of our merger and acquisitions advisory business contribution was lower by approximately $580,000 in the second quarter and was lower by about $1.3 million for the six months of this year compared with the prior year.

Now we have commented previously that our M&A advisory business is not highly predictable and the timing of transactions may have an impact to the year-over-year comparisons. So that is why I outlined this for you. We fully expect to close on transactions in the second half and in fact have already closed a transaction that will result in approximately $500,000 that is a positive impact in the third quarter.

Looking at G&A expenses, eliminating the impact of gains and losses on the deferred comp assets, our general and administrative expense was 4.1% of revenue in the second quarter compared with 3.7% a year ago. And looking at the six months, the general and administrative expense was 4.4% of revenue this year compared with 4.1% a year ago. The year-over-year increase in the second quarter and for the six months this year can be largely attributed to approximately a $1.5 million increase year-to-date in legal expenses, much of which were in the second quarter, and they are associated with the several legal matters that we are addressing. Without this spike in legal expenses, the G&A expenses are essentially flat year over year as we continued to leverage these costs.

Bear in mind that the legal expenses, operating items, and the investments I outlined have impacted first-half results by the equivalent of approximately $0.06 per share and have impacted the second-quarter results by approximately $0.03 per share. Now as we indicated in the release this morning, earnings per share from continuing operations for the second quarter, we reported $0.12 per share compared with $0.14 a year ago. And then for the six months ended June 30, earnings per share from continuing operations were $0.50 per share and flat compared to $0.50 for the six months a year ago.

Now turning to cash flow, cash flow from operating activities continues to be strong. The days sales outstanding on receivables at June 30 stood at 81 days, and that compares with 80 days a year ago. Remember the DSOs are seasonal and they tend to spike in the first half of the year, particularly in the first quarter, and then they come down as they have in the second quarter and should continue to reduce in the third and the fourth quarter. Our client base continues to be fairly stable and in the first half of this year, we reported bad debt expense of approximately 56 basis points of revenue compared with approximately 54 basis points of revenue a year ago.

Looking at the cash earnings and the cash earnings-per-share for the six months ended 2012, we reported $0.79 per share compared with $0.78 per share a year ago. You can see the details of this calculation in the schedule included in the earnings release this morning.

Now, at June 30, 2012, the balance outstanding on our $275 million unsecured bank facility was $149.2 million, and that compares with a $145 million balance at the end of 2011. During the first six months of 2012, we used approximately $23 million of the funds for new acquisitions and earn-out related payments that are related to prior acquisitions. In addition, we used approximately $3.8 million to repurchase 634,000 shares during the first half; and that activity was primarily in the second quarter when we used approximately $3.2 million to buy back 534,000 shares. Combined, these non-operating uses of funds were nearly $27 million and when you compare that with an increase in debt of only $4.2 million, the cash generated from operating activities in the first half was approximately $23 million. A capital spending for the first six months of 2012 was approximately $2.2 million.

To date this year, we have announced three acquisitions and we continue to consider a significant number of additional acquisitions that may close during the third or the fourth quarter of this year. Our share repurchase activity has been relatively modest in the first half of this year and as we have commented previously, our priority continues to be to use funds for strategic acquisitions. Future share repurchase activity will be opportunistic with the goal of keeping the share count relatively stable to where it is today.

Now, looking at remaining cash earnout obligations in the second half of this year, they may be approximately $8.7 million depending on the calculations and the performance of the businesses involved. And that is in addition to approximately $15.5 million already paid in the first half. And then in 2013, earnout payments on prior acquisitions could be about $10.9 million and in 2014 about $5.3 million, and about $4.6 million in the years after that. And let me remind you again that, of course, all of these payments are contingent upon the performance of the acquired operations and they could be variable. We tend to talk about the maximum payments, and that is what we will use for planning purposes and that is what we communicate to you.

Turning to the share count, we expect share count to remain relatively stable at the current levels and we expect the full-year share count will be approximately 50 million shares — no change from the earlier guidance that we have provided.

The effective rate for the second quarter on the tax rate was 37.6% and for the six months the effective tax rate was 40.8% this year. As we indicated earlier this year, we expect the full year effective tax rate will be approximately 40% as we anticipate the ability to utilize several favorable items during the second half of this year.

And so in conclusion, we are happy to report a 4% growth in total revenues that are supported by organic growth within our combined core Financial and Employee Services groups. As mentioned earlier, we expect to face continued challenges over the balance of 2012 with the impact of lower reimbursement rates offsetting the expected growth in the other areas of the Company within our MMP group.

Now, for the full year, cash flow will remain stable and strong and we continue to expect that total revenue will increase at approximately 4% with earnings-per-share increasing within a range of approximately 6 to 8% over the $0.58 that we reported for last year 2011. So with those comments, let me conclude and will turn it back over to Steve.

Steven Gerard —CBIZ, Inc.—Chairman and CEO

Thank you, Ware. Let me highlight a few things that Ware mentioned. We typically don’t talk a lot about our investments in our businesses and our people that are not acquisition-related. The recently highlighted investments we’ve made this year in our Financial Services group is because we are seeing a stable environment there. We are seeing organic growth in both the first quarter and the second quarter and we believe that the market in the Financial Services group has flattened out and is starting to grow.

As Ware pointed out we invested in the first six months and expensed in the first six months $1.2 million for that group to acquire professionals in our litigation support and property tax business, all of which are good investments for the future. So we are very pleased to have those people aboard. And we think that over the next 12 months the revenues that they will be generating will certainly be very significant for us.

As we look at the economy for the second half of the year, I think the best thing we can say is it is going to be flat, not likely to go up dramatically and we don’t imagine it is going to go down dramatically. We are seeing a greater level of interest from our clients as a result of the Supreme Court decision on the Affordable Care Act. That dialogue gives us an opportunity to talk to them about other products and services as well as help them find their way through the rather confusing environment we have today in terms of healthcare. And that is a positive sign as well. Depending on what Congress does with the tax law by the end of the year, it may give us even more opportunity to talk to our clients.

As Ware mentioned, we have completed three or four transactions this year in terms of acquisitions, and the pipeline for both Financial Services and Employee Services continues to be very, very strong. So we are encouraged that the results of the second half of the year may receive a benefit from future acquisitions, none of which are in a position to be announced at this time.

Ware gave you an extraordinary amount of detailed information by each of our businesses including the margin. So what I would like to do now is stop and take questions from our analysts and shareholders and then come back with some concluding remarks.

QUESTION AND ANSWER

Operator

(Operator instruction). Vincent Colicchio, Noble Financial Group.

Vincent Colicchio —Noble Financial Group—Analyst

Good morning. Steve, I think you said the HR consulting and recruiting business is doing well, what would you attribute that to? It seems that the labor markets aren’t too healthy these days.

Steven Gerard —CBIZ, Inc.—Chairman and CEO

Well, the HR and recruiting business that we have is really being driven by our executive placement business and our compensation survey business. It is not necessarily being driven by more traditional HR or outsourcing. So we are fortunate to have really world-class people in both those businesses and they are producing very, very well for us this year.

Vincent Colicchio —Noble Financial Group—Analyst

And could you give us a little more color on what is going on with the continued pressure on the reimbursement rate side in MMP?

Steven Gerard —CBIZ, Inc.—Chairman and CEO

They haven’t gone any further than the first half, I mean that we saw. We saw significant continued cuts in radiology. As you know radiology was some 56%, 57% of our total volume there. That impact is going to be with us all year and we guided that since our first-quarter release.

We are seeing, quite frankly, a slight pickup in procedures which is positive for us. It is about a 2% pickup in total procedures year over year. But we have given it back in terms of reimbursement rates. And as the reimbursement rates are affecting the doctor groups themselves, they are renegotiating contracts and we are finding that the fees that we are getting for our services are actually going down. And that is a competitive pressure that I would expect will continue certainly through the rest of this year.

So, with respect to the non-radiology business, they are doing just fine. Procedures are also up there in pathology and some of the other practices and some of the other areas of specialty. But the real concern or the real issue for us is the concentration of radiology and the previously announced reductions as well as pricing pressure from our competitors.

Vincent Colicchio —Noble Financial Group—Analyst

I will go back in the queue. Thanks, guys.

Operator

Josh Vogel, Sidoti & Company.

Josh Vogel —Sidoti & Company—Analyst

Good morning. I guess I am trying to get a handle on what would get you to the high end of your EPS guidance range versus the low end. I know you talked about some investments and Financial Services and you also talked about legal expenses heating up. Are you expecting that those pressures or those costs are going to ease significantly in the back half of the year?

Steven Gerard —CBIZ, Inc.—Chairman and CEO

The legal is hard to say. We are very successfully managing a number of very large cases. If we are successful in getting rid of them sooner rather than later then the legal fees will come down in the third and fourth quarter. If we are not successful in getting rid of them and we have to go to the next step, which we are certainly prepared to do, then the legal expenses will continue. So I can’t call that right now. In the largest case that we are dealing with, we have got motions for judgment to get us out of the cases. You may recall from prior conversations that these are cases having to do with audits that were done by Mayor Hoffman McCann. Remember, we don’t do audits. We have been successful in getting out of these but until we are out we are not out.

With respect to the $1 million or more that we spent in the Financial Services business, I expect there to be revenue coming in the second half, but I don’t expect it to be a significant mover to get us to the upper end of the range. In order to get us to the upper end of the range we are going to need a combination of a number of projects that we are working on, a couple of our very successful business units continuing to outperform where we thought and then the incremental impact of whatever acquisitions we may do. Just appreciate that the contribution for the rest of the year, whenever we’re going to close them, it’s really not going to be significant. It will just help us get there.

We looked very carefully at the guidance with respect to whether we should be more conservative and I think you know we are a reasonably conservative company. The fact of the matter is that we incurred some significant expenses in the first half. As Ware pointed out we had no M&A transactions in the first half. We have now completed at least one in July. So there are enough things out there that suggest that we can hit well within the range which is why we have continued our guidance.

Josh Vogel —Sidoti & Company—Analyst

That’s helpful. Thank you. And Ware talked about some efficiencies with regard to engagements in Financial Services doing more with fewer resources. Is this more due to just better people or have you upgraded infrastructure there? Just basically trying to get a handle on where the efficiency is coming from.

Steven Gerard —CBIZ, Inc.—Chairman and CEO

In the last two years, we have installed a new system for process for audits that was installed by Mayer Hoffman McCann and new tax software. A combination of that and a more experienced employee base has caused us to put less hours in for clients, but to make more money on a yield basis. So I think it is a combination of greater familiarity with the clients plus the operating improvements that we invested in and we make.

What we are not yet picking up is the softness in the business; it is not a question of where we were two years ago with respect to softness opposite the work we are doing for the client, what it is, we are now putting in less hours to get the same work done, but the market is not yet receptive to take those extra hours and turn them into even more incremental business. So I would call the accounting business in general, and this is substantiated by what comes out in the industry, as being better than flat. It is up a couple of percentage points across the board. And I think that is what we are seeing.

Josh Vogel —Sidoti & Company—Analyst

And you talked about being opportunistic with regard to share repurchases. And I know you had an option out there with the DeGroote family for the remaining 7.7 million shares. I think the price is at $7.25. I was curious if you had any dialogue with them about possibly bringing down that potential option or extending it beyond September 2013?

Steven Gerard —CBIZ, Inc.—Chairman and CEO

There has been no discussion with Mr. DeGroote about the option, and I think that as we sit here today, the best use of our available cash is to reduce debt and to make the right acquisitions. So I don’t at this point envision us initiating any discussion to see if we could get the option at a lower cost. If you look at the option itself that is upwards of a $50 plus million investment. Even if you took it down $1.00 or $2.00, it is still a significant investment. And we are seeing too many opportunities to build for the long-term. So we are not going to initiate that conversation and I have had no conversation with him initiated by him on this issue.

Josh Vogel —Sidoti & Company—Analyst

Okay. And lastly, Ware, I missed the earnout payments or prospective earnout payments that you listed before. Can you just give those to me again?

Ware Grove —CBIZ, Inc.—CFO

Yes, let me tell you next year, approximately $10.9 million or $11 million, in 2014, approximately $5 million to $5.3 million, and in 2015, approximately $4.5 million.

Josh Vogel —Sidoti & Company—Analyst

Great. I appreciate it.

Operator

At this time there are no further questions in the queue. Gentlemen, I apologize we have just received another question. Eugene Fox, Cardinal Capital Management.

Eugene Fox —Cardinal Capital Management—Analyst

I just wanted to clarify something. When I look at your accounting and tax business, it looked like you’re — it grew — it was more profitable in the first quarter. You had positive margin — well, positive numbers. The margin was essentially flat. But there was a negative margin comparison in the second quarter. Was that because there was incremental spending or was there anything else there? And, Steve, I thought that this — I thought I heard two different things. That there was about $400,000 in each quarter and then that you said there was $1.2 million. So maybe I missed something.

Ware Grove —CBIZ, Inc.—CFO

Remember, this is a very seasonable business and traditionally year-end audit and tax work is focused in the first quarter. So relatively speaking, that has got to be a higher margin quarter than the second quarter which is still healthy. And then it falls off dramatically in the third quarter and it starts to bounce back in the fourth quarter. So it is not unusual to have a lower margin against your cost in the second quarter just because of the seasonality of the revenue.

The expenses we talked about, I gave you the expenses net of the revenue. Steve talked about the investment itself. So the expenses net of the revenue, and by the way the revenue was somewhat modest and to our point of entry being second-half results as this revenue ramps up vis-a-vis the investments, it was approximately $800,000 in the first six months net of the revenue generated, and Steve commented about roughly $1.2 million, $1.3 million as gross investments or expense year-to-date. Now in the second quarter the net impacts, net of revenue again was approximately $433,000 impacting that group.

Eugene Fox —Cardinal Capital Management—Analyst

Right, well —

Ware Grove —CBIZ, Inc.—CFO

I hope that answers your questions.

Eugene Fox —Cardinal Capital Management—Analyst

It does, but I guess when I look at the number there’s still, if I am right, there is about a $1.3 million profit differential and I know I guess the business can be lumpy quarter to quarter. So it wouldn’t have explained all of the decline in profit. So is there anything else that we should pay attention to other than just the general lumpiness of your business on a quarter-to-quarter basis?

Ware Grove —CBIZ, Inc.—CFO

Yes, I think I would describe it more as seasonality as opposed to unpredictability or lumpiness just because of the leverage impact of the underlying expenses. So you are going to get some compression in the second and third quarters versus the first quarter.

Eugene Fox —Cardinal Capital Management—Analyst

Okay. That was all. Otherwise, nice job.

Ware Grove —CBIZ, Inc.—CFO

Okay, thank you.

Steven Gerard —CBIZ, Inc.—Chairman and CEO

Thanks, Gene.

Operator

Gentlemen, once again there are no questions in the queue.

Steven Gerard —CBIZ, Inc.—Chairman and CEO

Let me wrap up. I would like to thank everybody for calling in. This was a tight quarter for us and we are encouraged by the revenue new growth that we were able to post. We recognize that a significant amount of it across the board comes from the acquisitions. But we do look positively on the contributions of our Financial Services group. We do believe that some of the unusual expenses are behind us which is why we reiterated guidance. So for the shareholders and analysts, thanks for your support and for our employees, keep up the work. We have got another six months and a little bit of an uphill battle to get there, but I am highly confident we will.

With that, I would like to thank everybody and sign off.

Operator

Ladies and gentlemen, this call is concluded. We thank you for your participation.